Exhibit 99.1

AIkido Pharma Announces Name and Stocker Ticker Symbol Change to Dominari Holdings Inc. (Nasdaq: DOMH)

NEW YORK, NY December 22, 2022 /PRNewswire/ AIkido Pharma Inc. (NASDAQ: AIKI) (the “Company”) today announced that it has changed its name from AIkido Pharma Inc. to Dominari Holdings Inc. and its ticker symbol from “AIKI” to “DOMH.” The Company expects that its shares of common stock will begin trading on The Nasdaq Stock Market under the new name and new stock ticker symbol “DOMH” on or about December 22, 2022.

The name change was approved at a meeting of the board of directors held on December 5, 2022.

Anthony Hayes, CEO of Dominari Holdings Inc., commented, “Rebranding of the Company reflects the board’s long-range strategic goal to diversify away from the healthcare sector and into the financial services sector. We are actively recruiting new team members and building out operations space for our newly created financial services subsidiary, Dominari Financial Inc., which is acquiring the financial services business of a registered broker-dealer. We have deployed approximately $3.2 million of capital in support of the establishment and operations of this new subsidiary, including the broker-dealer acquisition, and expect to continue to make additional contributions as required from time to time.”

About Dominari Holdings Inc.

Dominari Holdings Inc. (f/k/a Aikido Pharma Inc.) until recently was focused primarily on the development of a diverse portfolio of small-molecule anticancer and antiviral therapeutics and related patent technology. In September 2022, the Company agreed to acquire a registered broker-dealer and transition its primary business operations to fintech and financial services.  Upon the final closing of this acquisition, the Company’s fintech and financial services business will be operated through its subsidiary, Dominari Financial Inc. The Company continues to develop its therapeutics and related patent technology, as well as other ventures, through its subsidiary, Aikido Labs, LLC.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:

Hayden IR

Brett Maas, Managing Partner

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com

Dominari Holdings Inc. (f/k/a AIkido Pharma Inc):

Phone: 212-745-1373

Email: investorrelations@aikidopharma.com

www.aikidopharma.com